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                                                                   EXHIBIT 10.19



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of April 1, 1996, is made by and between NCI Building Systems, L.P., a Texas limited partnership ("Employer"), and John T. Eubanks, a resident of Texas ("Employee").

                              W I T N E S S E T H:

         WHEREAS, concurrently with the execution and delivery of this Agreement, Employer is acquiring substantially all of the business, goodwill and substantially all of the properties and assets of the MESCO Metal Buildings division of Anderson Industries, Inc., a Texas corporation ("Seller"), pursuant to that certain Asset Purchase Agreement, dated as of April 1, 1996 (the "Purchase Agreement"), by and among Employer, NCI Building Systems, Inc. ("NCI"), Seller, Employee, Charles W. Anderson, Robert K. Landon and Thomas L. Anderson, Jr.; and

         WHEREAS, Employee was and is employed by Seller; and

         WHEREAS, Employee recognizes and agrees that his agreement to become employed by Employer and his nondisclosure, non-solicitation and non-competition covenants, as set forth herein, are essential to the ability of Employer to retain the goodwill related to the business of Seller being acquired by Employer, and that Employer would not acquire such business and goodwill but for the agreements and covenants of Employee being made herein,

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer hereby agrees to employ Employee and Employee hereby agrees to be employed by Employer on the following terms and conditions:

         1. Employment Term. The term of employment under this Agreement shall begin on the date first written above, and shall continue thereafter until the fifth anniversary of such date (the "Employment Term"). The Employment Term may be earlier terminated, as provided elsewhere in this Agreement.

         2.       Duties of Employee.

                  (a) Employee will serve as the Chief Operating Officer of the MESCO Metal Buildings division of Employer and shall be responsible for the supervision, control and conduct of the business of such division, shall have additional duties as are normally assigned to the Chief Operating Officer of a division of Employer, and any additional responsibilities which may from time to time reasonably be designated by Employer or by Employer's parent corporation, NCI. The duties to be assigned to and performed by Employee shall be commensurate with his education, experience, talents, and abilities. Employee shall report to the President of NCI.




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                  (b)     Employee agrees during the term of this Agreement to
devote all of his business time and his best efforts, skills and abilities exclusively to the performance of his duties as may be assigned to him from time to time, and to the furtherance of the business of Employer and its affiliates; provided, however, that during the first year of the Employment Term Employee shall be entitled to spend up to 20% of his business time closing out the affairs of Seller. Employee shall schedule the business time he devotes to closing out the affairs of Seller in good faith, and shall use his best efforts to schedule such business time, so as not to unreasonably interfere with the performance of his duties to Employer in accordance with this Agreement.

                  (c) Employee will perform his duties in a professional manner and will use his best efforts, skills and abilities to promote, enhance and preserve the business of Employer and its affiliates and the goodwill and relationships they have with their employees, agents, representatives, customers, suppliers, and other persons having business relations with any of them.

         3.       Compensation.

                  (a) Employee will be paid a base salary at the rate of $150,000 per year, and will receive an annual merit review. The base salary will be paid on a regular and periodic basis in accordance with the normal payroll procedures of Employer and its affiliates, prorated for any partial pay period at the beginning or end of the employment of Employee, and subject to required withholding under applicable tax laws. During any period of disability of Employee, the base salary otherwise payable to Employee will be reduced by the amount of any payments received by Employee pursuant to disability insurance benefits coverages provided by Employer.

                  (b) Employee will be entitled to participate as a Level I participant in the Management Employees Cash Bonus Program of NCI, as the same may be amended from time to time by the Board of Directors of NCI. Bonuses, if any, paid to Employee pursuant to such program shall be paid after the end of each fiscal year of NCI at the same time as the same are paid to other participants, and shall be subject to required withholding under applicable tax laws. Employee understands that bonuses cannot be earned under such program unless a participant is employed by NCI or one of its subsidiaries on the last day of the fiscal year of NCI and, if the employment of a participant terminates for any reason prior to that date, no bonus shall be payable thereunder.

                  (c) Employee will be entitled to receive an option to purchase 25,000 shares of NCI's Common Stock under NCI's Nonqualified Stock Option Plan. The option exercise price per share shall be $28.50, the last sale price of NCI's Common Stock, as reported by NASDAQ/NMS, on the last trading day prior to the public announcement of the acquisition and sale contemplated by the Purchase Agreement. Such option shall be subject to all of the terms and provisions of NCI's Nonqualified Stock Option Plan and shall expire on February 22, 2006. As a precondition to the grant of such option, Employee shall be required to execute and deliver to NCI the standard written option agreement required of all option grantees pursuant to NCI's Nonqualified Stock Option Plan.


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                  (d)     During the Employment Term, Employer shall pay
premiums at an annual rate of $40,410 (or quarterly at $10,426.28) on the existing key man life insurance policy for Employee. The insurer and the terms and conditions of such policy are acceptable to Employer, and $5,000,000 of the death benefit under such insurance policy shall be payable to such beneficiary or beneficiaries as may be designated by Employee.

                  (e) Employee will be provided the same medical insurance coverage, vacation, and other employee and fringe benefits (including a car allowance) that NCI and its subsidiaries, including Employer, make available to their employees with positions and responsibilities commensurate to those of Employee. Employee understands and agrees that such benefits may be changed from time to time in the sole discretion of Employer and/or NCI.

                  (f) Employer shall reimburse Employee for all reasonable and proper business expenses incurred and paid by Employee in the course of the performance of Employee's duties, to the extent the expenses are properly documented and reimbursement is consistent with the policies and procedures of Employer as in effect from time to time.

         4.       Early Termination Rights and Obligations.

                  (a) Either party shall have the right to terminate the employment of Employee hereunder for any reason upon thirty (30) days written notice.

                  (b) Upon termination of the employment of Employee for any reason, whether by Employee or by Employer, Employee shall be entitled to receive such portion of his base salary, at the rate then in effect, and the fringe benefits that were earned by him or accrued for his account through the date of the termination of his employment hereunder.

                  (c) If the employment of Employee is terminated for any reason prior to expiration of the Employment Term, whether by Employee or by Employer, within six months after a Change of Control, Employee shall be entitled to receive a severance payment pursuant to this paragraph (c). If such Change of Control occurs within two years after the date hereof, Employee shall be entitled to receive a severance payment equal to the amount of base salary, at the rate then in effect, that would have been paid to him through two years from the date of such termination, and if such Change of Control occurs two or more years after the date hereof, Employee shall be entitled to a severance payment equal to the amount of base salary, at the rate then in effect, that would have been paid to him through one year from the date of such termination. The severance payment shall be paid to Employee in equal installments on the normal employee pay days of Employer until the severance payment has been paid in full. Each installment shall be in the same amount as the gross pay that would have been payable to Employee on that pay day had his employment not been terminated, less any required withholding under applicable tax laws. For the purpose hereof, a "Change of Control" shall be deemed to have occurred if NCI sells all or substantially all of its assets, is a party to any merger, consolidation or corporate reorganization, or any other person makes a tender or exchange offer for the stock of NCI and the stockholders of NCI immediately prior to the

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consummation thereof own 50% or less of the common stock of the surviving, resulting or purchasing corporation immediately following the consummation thereof.

                  (d) Employer's payment of the amounts owed to Employee pursuant to this Section 4 shall fully satisfy all obligations of Employer to Employee under this Agreement if the employment of Employee is terminated hereunder prior to expiration of the Employment Term, and all obligations of Employer and Employee to each other set forth in Sections 1 through 3 of this Agreement shall terminate and be of no further force or effect. No termination of employment hereunder, whether by Employer or Employee and regardless of reason, shall terminate the provisions of Sections 5 et. seq. of this Agreement and each of such Sections shall remain in full force and effect as binding obligations of the parties in accordance with their express terms.

         5.       Use or Disclosure of Trade Secrets.

                  (a) Employee acknowledges that in connection with his past employment with Seller and his employment with Employer, Employee has had and will have access to, and is and will become familiar with and make use of the Trade Secrets of the MESCO Metal Buildings division of Seller, Employer, NCI and one or more of the subsidiaries of NCI (collectively with Employer and NCI, the "NCI Affiliates"), and that use of their Trade Secrets by their competitors or the disclosure of their Trade Secrets to their competitors would provide invaluable benefits to those competitors. As a material inducement to Employer to enter into this Agreement and to pay to Employee the compensation stated herein, Employee covenants and agrees that he will not, during the Employment Term or at any time thereafter, either directly or indirectly through any intermediary or on his own or any other person's or entity's behalf, use the Trade Secrets for any purpose or disclose or disseminate the Trade Secrets to any other person or entity.

                  (b) For purposes of this Agreement, "Trade Secrets" shall mean any information or material that directly or indirectly relates to Employer, NCI or another NCI Affiliate and that is proprietary or confidential to any of them or designated by any of them as a Trade Secret and not generally known by non-employees. Trade Secrets include, but are not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing):

                           (i) information relating to the customers of an NCI Affiliate including, but not limited to, customer lists, information relating to customer contracts, the terms of such contracts, key contacts, pricing, discounts and purchasing preferences and history (collectively, "Customer Information");

                           (ii) information relating to the employees and agents of, and distributors and consultants to an NCI Affiliates including, but not limited to, lists of employees, agents, dealers, builders, distributors and consultants, job descriptions and functions, information relating to employment, agency, dealer, builder, distribution, or consultant contracts, the terms of such contracts, information relating to salaries, bonuses, commissions, benefits, or other compensation, and performance evaluations (collectively, "Employee Information");

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                           (iii)   information relating to the vendors and
         suppliers of an NCI Affiliate including, but not limited to, vendor and supplier lists, information relating to vendor and supplier contracts, the terms of such contracts, key contacts, pricing, discounts, and sales and purchasing preferences and history;

                           (iv)    procurement, engineering, drawing,
         manufacturing, production, marketing, pricing, distribution, and business acquisition plans, policies, ideas, concepts and patented or unpatented techniques and "know-how" of an NCI Affiliate, and all designs, drawings, models, data, documentation, research, developments, processes, procedures, materials and literature related thereto;

                           (v) financial information relating to the business of an NCI Affiliate.

Trade Secrets also include any information described above which an NCI Affiliate obtains from another party and which such NCI Affiliate treats as proprietary or designates as a Trade Secret, whether or not owned or developed by the NCI Affiliate.

         6. Non-Solicitation and Non-Hire Covenants. Employee covenants and agrees that, other than on behalf of Employer, he will not directly or indirectly, through any intermediary or otherwise, either on his own behalf or jointly with or as an owner of or employee, agent, representative, or consultant for any other person, firm, or organization:

               (a) solicit or induce any person or entity that at the time is, or within six months prior thereto was, an employee, consultant, agent, dealer, builder or distributor of Employer to leave or cease his or her employment or other relationship with Employer for any reason whatsoever, or hire or engage the services of any such current or former employee, consultant, agent, dealer, builder or distributor of Employer; or

               (b) solicit or induce the then existing or prospective customers of Employer to purchase services or products that are competitive with those marketed and/or offered for sale by Employer as of the date of Employee's termination of employment with Employer, or market or sell any such services or products to any then existing or prospective customer of Employer. For purposes hereof, an "existing or prospective customer" shall mean those persons or firms that Employer or Seller has made a sale to, provided services to or submitted a proposal to in the 12 months preceding Employee's termination of employment with Employer.

         7.    Non-Competition Covenant.

               (a) Employee covenants and agrees that he will not directly or indirectly, through any intermediary or otherwise, either on his own behalf or on behalf of another person, company, entity or enterprise, own, manage, operate, control, participate in or be financially or economically connected or interested in, or be employed by or provide services, advice or other financial or operational assistance to, any person, company, entity or enterprise that is engaged anywhere within

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North America in the business of designing, engineering, manufacturing, constructing, marketing, selling or distributing metal buildings and related parts and components (the "Business").

               (b) Employee understands and agrees that the foregoing covenant means that he cannot be a sole proprietor, shareholder, partner, investor or other equity owner, or a lender, creditor, lessor or other provider of financing or other economic assistance, or a director, officer, manager, supervisor, employee, agent, consultant, advisor or representative of, to or for any person, company, entity or enterprise that is engaged in the Business anywhere in North America, other than Employer or NCI.

               (c) Employer agrees that the ownership of capital stock or securities of NCI, or of capital stock of any other publicly-owned company constituting not more than 1% of its voting securities of any such company, shall not constitute a violation or breach of the covenant of Employee set forth in this section.

         8. Term of Covenants. The covenants set forth in Sections 6 and 7 shall remain in effect until and shall expire on the later of the second anniversary of the date of termination of Employee's employment with Employer or five years from the date hereof.

         9. Consideration for Covenants; Reasonableness. Employee acknowledges and agrees as follows:

               (a) The Customer Information, the Employee Information and the other Trade Secrets of Employer, NCI and the other NCI Affiliates are unique and were developed or acquired by them through the expenditure of valuable time and resources; that Employer, NCI and the other NCI Affiliates derive independent economic value from these Trade Secrets not being generally known to the public or to other persons who can obtain economic value from their disclosure or use; that Employer, NCI and the other NCI Affiliates have taken all prudent and necessary measures to preserve the proprietary and confidential nature of their Customer Information, their Employee Information and their other Trade Secrets; and that the covenants set forth in Sections 6 and 7 are the most reasonable, efficient and practical means to protect these Trade Secrets.

               (b) The covenants set forth in Sections 5, 6, 7, and 8 are necessary to protect the goodwill of Seller and the Business being acquired pursuant to the Purchase Agreement and thereafter accruing to Employer during the employment of Employee hereunder, and to ensure that such goodwill will be preserved and continued for the benefit of Employer.

               (c) Due to the nature of the Business as heretofore conducted by Seller and as contemplated to be continued and conducted by Employer, the scope and the duration of the covenants set forth in Sections 5, 6, 7, and 8 of this Agreement are in all respects reasonable.

               (d) The covenants set forth in Sections 5, 6, 7, and 8 each constitute a separate agreement independently supported by good and adequate consideration and that each such

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agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants and agreements of Employee set forth in Sections 5, 6, 7 and 8.

         10. Specific Performance. Employee acknowledges and agrees that the breach by him of the provisions of Sections 6, 7 or 8 of this Agreement could not be adequately compensated with monetary damages or other legal remedies and would irreparably injure Employer, and, accordingly, that Employer shall be entitled to temporary and permanent injunctive relief without the necessity of independent proof by it as to the inadequacy of legal remedies or the nature or extent of the irreparable harm suffered by it and that specific performance shall be appropriate remedies to enforce the provisions of this Agreement against Employee and Employee waives any claim or defense that there is an adequate remedy at law for such breach. The right of Employer to such relief shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including, without limitation, the recovery of monetary damages.

         11. Severability and Modification. It is the desire and intent of the parties that the provisions of Sections 6, 7, 8, and 9 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of Sections 6, 7, 8, or 9 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the same shall be reduced to the maximum which such court deems enforceable. If any provision of Sections 6, 7, 8 and 9 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the intentions and agreement of the parties. Furthermore, if any other provision contained in this Agreement should be held illegal, invalid or unenforceable in whole or in part by a court of competent jurisdiction, then it is the intent of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such invalid provision as may be possible and be legal, valid, and enforceable.

         12. Surrender of Books and Records. Employee shall on the termination of his employment in any manner immediately surrender to Employer all lists, books, records, and other documents incident to Employer's and affiliates' businesses and all other property belonging to Employer or any affiliate, it being distinctly understood that all such lists, books, records, and other documents are the property of Employer and such affiliate.


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         13.   Waiver of Breach. The failure of Employer at any time to require performance by Employee of any provision hereof shall in no way affect Employer's right thereafter to enforce the same, nor shall the waiver by Employer of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.

         14. Attorneys' Fees. In the event of any suit or judicial proceeding between the parties hereto with respect to this Agreement, the prevailing party shall, in addition to such other relief as the court may award, be entitled to reasonable attorneys' fees and costs, all as actually incurred.

         15. Survival. Notwithstanding anything to the contrary contained herein, the provisions of Section 5 et. seq. of this Agreement shall survive the termination of employment of Employee or the termination of the Employment Term under this Agreement.

         16. Notice. All notices hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or overnight mail, postage prepaid. Such notices shall be deemed to have been duly given upon receipt, if personally delivered, upon telephonic confirmation of receipt if sent by facsimile transmission, and if mailed, five days after the date of mailing (two days in the case of overnight mail), in each case addressed to the parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Section:

         If to Employer:      NCI Building Systems, L.P.
                              c/o NCI Building Systems, Inc.
                              7301 Fairview
                              Houston, Texas  77041
                              Telecopier:  (713) 466-3368
                              Attention: Robert J. Medlock

         If to Employee:      The address reflected on the employment records of
                              Employer

         17. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.

         18. Modification. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

         19. Governing Law and Venue. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Texas and venue for any action pursuant hereto shall be in the appropriate state or federal court in Harris County, Texas.

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         20.      Arbitration.

                  (a) All disputes, controversies and claims between the parties to this Agreement ("Disputes") other than proceedings to obtain injunctive relief shall, to the fullest extent permitted by law, be solely and finally settled by a board of arbitrators consisting of either one arbitrator or three arbitrators as determined pursuant to this Section (the "Arbitrators"). The arbitration proceedings shall be held in Dallas, Texas or such other place or places as may be agreed to by both parties to the dispute. Except as otherwise provided in this Agreement, the arbitration proceedings shall be conducted in accordance with the then effective Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA").

                  (b) Within thirty (30) days of the commencing of any arbitration proceedings by either party in accordance with the AAA Rules, both of the parties shall attempt to agree on and then select one arbitrator (the "Sole Arbitrator"). The Sole Arbitrator shall be a person not subject to disqualification under Section 19 of the AAA Rules.

                  (c) If within such thirty (30) day period, the two parties are unable to agree upon a Sole Arbitrator, each of them shall have five (5) business days (following the expiration of the thirty (30) day period) to select (and provide written notice of such selection to the other party and to the AAA) a Qualifying Arbitrator. A "Qualifying Arbitrator" is a person who is not: (i) any party or any Affiliate of a party; or (ii) counsel to any such person at such time; or (iii) subject to disqualification under Section 19 of the AAA Rules. If either party fails to select a Qualifying Arbitrator and provide such notice within the five (5) day period, the AAA shall make such selection. Within ten (10) days following their selection, the Qualifying Arbitrators shall agree upon and select (and provide written notice of such selection to the parties and to the AAA) a third arbitrator (the "Third Arbitrator") from a list of members of the AAA's National Panel of Commercial Arbitrators. The Third Arbitrator shall be a Qualified Arbitrator.

                  (d) The parties to the Dispute may submit briefs to the Arbitrators with respect to their claims, and the Arbitrators shall hold hearings with respect to the Disputes in accordance with the AAA Rules. The Arbitrators shall have the power to authorize any and all forms of discovery that are reasonable in scope, timing and cost. The final decision of the Arbitrators shall be due on or before the thirtieth (30th) day following the date of the last hearing with respect to the Dispute. The Arbitrators shall make a final decision that, in their judgment: (i) is consistent with, and does not add to, subtract from, or otherwise modify the provisions of this Agreement and the other agreements contemplated hereby and is determined under this Agreement and the other agreements contemplated hereby involved in the Dispute or (ii) if the subject matter of the Disputes is not specifically addressed in this Agreement or the other agreements contemplated hereby, is determined under this Agreement and the other agreements contemplated hereby consistent with the intent of the parties as supported by evidence presented in the arbitration proceeding. The Arbitrators shall send a written statement of the decision (signed by each Arbitrator joining in the decision) to the AAA and both parties, but the Arbitrators shall not be required to provide reasons for their decision. In awarding damages or other remedies or relief, the Arbitrators must honor or

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abide by any applicable limitations or restrictions expressed or described in this Agreement or the other agreements contemplated hereby.

                  (e) In the arbitration proceeding, except as otherwise provided herein: (i) the fees and expenses of counsel shall be paid by the party engaging such counsel; (ii) the fees and expenses of witnesses shall be paid by the party producing such witnesses; (iii) the fees and expenses of each Qualifying Arbitrator shall be borne by the party that selected him or her; and
(iv) the fees and expenses of the Third Arbitrator and the AAA, the fees and expenses of any witness produced at the direct request of the Arbitrators, and all other expenses of the arbitration proceeding shall be shared equally by the parties, that is, one-half by each party.

                  (f) To the extent permissible under applicable law, the parties agree that the award of the Arbitrators shall be final and not be subject to judicial review. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their respective assets. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law. A party enforcing any award under this Section shall be entitled to recover the costs and expenses associated with such enforcement, including (without limitation) reasonable attorneys' fees.

                  (g) Nothing contained in this Section shall limit the rights of the parties otherwise described in this Agreement or the other agreements contemplated hereby.

         21. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

         22. Assignment. Employer shall have the right to assign this Agreement and its obligations hereunder to any affiliate and any person, corporation, partnership or other entity that acquires all or substantially all of Employer's assets or stock, or with which Employer merges or consolidates. The rights, duties, and benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him.

         23. Binding Effect. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

         24. Acknowledgment Regarding Counsel. Each of the parties to this Agreement acknowledges that he or it has had the opportunity to seek and has sought counsel to review this Agreement and to obtain and has obtained the advice of such counsel relating thereto.

         25. Estate. If Employee dies prior to the expiration of the Employment Term, any monies that may be due him under this Agreement as of the date of his death will be paid to his estate.


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         26.      Captions.  The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.


                [THE NEXT FOLLOWING PAGE IS THE SIGNATURE PAGE.]







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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       EMPLOYER:

                                       NCI BUILDING SYSTEMS, L.P.

                                       By:  NCI Operating Corp., General Partner



                                       By: /s/ Robert J. Medlock
                                           -------------------------------------
                                           Robert J. Medlock, Vice President and
                                           Chief Financial Officer


                                       EMPLOYEE:



                                       /s/ John T. Eubanks
                                       -----------------------------------------
                                       John T. Eubanks


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